Exhibit 3.1

                             ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                   QUIPP, INC.

         Pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, the undersigned, Quipp, Inc., a Florida corporation, by its President and Chief Executive Officer, does hereby make and execute these Articles of Amendment to its Articles of Incorporation:

         1. The name of the corporation is Quipp, Inc.

         2. The Articles of Incorporation are amended by adding the following new Article IX:

                                   ARTICLE IX

                  Special meetings of the shareholders of the corporation may be called, for any purpose or purposes permitted by law, by the board of directors of the corporation on its own initiative and shall be called by the board of directors (a) upon written request by the chairman of the board or the president of the corporation or (b) following delivery to the secretary of the corporation, by holders of not less than ten percent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, of one or more signed and dated written demands for the meeting describing the purpose or purposes for which it is to be held; provided, that if a special meeting is called pursuant to a demand by shareholders, the board of directors shall not, within one year following the date of such special meeting, be required to call a meeting pursuant to clause (b) unless there is delivered to the secretary of the corporation, by holders of not less than one-third of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, one or more signed and dated written demands for the meeting describing the purpose or purposes for which it is to be held. Special meetings of the shareholders may not be called in any manner that is not set forth in this Article IX. Only business within the purpose or purposes described in the special meeting notice may be conducted at a special meeting of shareholders.

         3. The date of the adoption of the amendment by the shareholders of Quipp, Inc. was April 29, 2003.

         4. The only voting group entitled to vote on the amendment was the holders of the common stock. The number of votes cast for the amendment by the holders of the common stock was sufficient for approval by that voting group.

         IN WITNESS WHEREOF, these Articles of Amendment to Articles of Incorporation of Quipp, Inc. have been executed by Quipp, Inc., by its President and Chief Exeuctive Officer, this 29th day of April 2003.


                                         QUIPP, INC.


                                         By: /s/ Michael S. Kady
                                             ------------------------


                                                  Michael S. Kady
                                                  President and
                                                  Chief Executive Officer

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